Exhibit 15.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Snow Lake Resources Ltd.’s Registration Statements on Form S-8 (File No. 333-261358) of our report dated October 31, 2022, relating to the consolidated financial statements of Snow Lake Resources Ltd, which appears in this annual report on Form 20-F.

October 31, 2022

/s/ De Visser Gray LLP De

Visser Gray LLP

CHARTERED PROFESSIONAL ACCOUNTANTS